Exhibit 99.3

Consulting Agreement

This Consulting Agreement (“Agreement”) is entered into this 29th day of January, 2008 by and between Greer State Bank (“Bank”) and Dennis Hennett (“Hennett”).

1. Background. The Bank wishes to draw on the banking expertise and skill of Hennett following his retirement as CEO of the Bank on January 31, 2008. To that end, the parties have entered into this Agreement.

2. Effective dates. This Agreement shall be effective as of February 1, 2008 and shall expire on January 31, 2010.

3. Services provided by Hennett. Hennett shall provide the following services to the Bank:

a.	Ongoing training and education of Directors is an essential part of proper governance of the Bank. Hennett shall assist the Bank in providing continuing education to the Bank’s Directors on relevant banking issues. Not less frequently than quarterly, Hennett shall provide to Directors at a Board meeting training on relevant banking issues. In addition, Hennett shall regularly provide to Directors relevant journal articles or other reports related to the banking industry.

b.	Hennett shall, upon request of the Bank’s CEO or Board Chair, assist with special projects that are mutually agreed upon.

c.	Hennett shall assist the Bank, upon request of the Bank’s CEO or Board Chair, in attracting deposit and loan relationships.

d.	Hennett shall, at the request of the Bank’s CEO or Board Chair, represent the Bank at community events.

4. Compensation. For his services, Hennett shall be paid as follows:

a.	Ten thousand ($10,000) dollars upon the execution of this Agreement.

b.	Eight quarterly installments of six thousand two hundred fifty ($6,250) dollars. The first installment shall be paid on or before February 1, 2008 with additional installments to be paid every three (3) months thereafter until all eight (8) installments have been paid.

5. Miscellaneous.

a.	This Agreement shall be governed by the laws of the State of South Carolina.

b.	This Agreement constitutes the complete Agreement of the parties.

c.	Should Hennett at any time be unable or unwilling to provide the services contemplated by this Agreement, his compensation under this Agreement shall cease. Hennett shall be entitled to keep all previous payments made to him under this Agreement, but he shall not be entitled to further payments once he is unable or unwilling to provide further consulting services.

IN WITNESS WHEREOF the parties have set their hands and seals on the date set forth at the beginning of this Agreement.

/s/ R. Dennis Hennett	/s/ Kenneth M. Harper
R. Dennis Hennett	Ken Harper, President
Greer State Bank